February 21, 2003

Board of Directors
Ocean Spray Cranberries, Inc.
One Ocean Spray Drive
Lakeville-Middleboro, MA 02349

Attention:    Benjamin A. Gilmore, II, Chairman of the Board
              Barbara S. Thomas, Chief Executive Officer

         Re:  Proposal to Acquire Ocean Spray Cranberries, Inc.'s Juice Business
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Dear Mr. Gilmore and Ms. Thomas:

     We are pleased to offer to acquire your juice business, including the Ocean Spray brand, as more specifically described below, for a purchase price in cash and stock equal to your net juice sales for the 12-month period ending February 28, 2003 (as determined by generally accepted accounting principles), which we estimate to be approximately $800 million. As part of this mostly-cash transaction, we also propose to enter into a 15-year supply agreement with you pursuant to which we will annually purchase between 2 million to 3 million barrels of cranberries from you at an initial minimum purchase price of $35 per barrel for the first year of our contract, and at a price increasing thereafter by $1 per barrel for each of the next four years and by $0.50 per barrel for each of the next 10 years. Additionally, in order to further compensate you and your grower-members for our acquisition of the Ocean Spray brand name, we also propose to enter into a royalty agreement with you, with a term coincident with the term of the supply agreement, pursuant to which we will pay you annually an amount equal to 3% of our net sales (as determined in accordance with generally accepted accounting principles) and license fees on all of our sales and licensing of new non-juice products utilizing the Ocean Spray brand name.

     This is a very serious and legitimate offer. Our Board of Directors has authorized, and our controlling shareholder affiliate, Sun Capital Partners based in Boca Raton, Florida, is in full support of, this offer. Sun Capital will arrange for the necessary debt and equity capital to consummate this transaction and allow us to effectively operate our combined business after the closing. Sun Capital is a leading private investment firm with approximately $700 million of equity under management. Sun Capital's investors include leading institutional investors, such as university endowments, corporate pension funds, foundations and others. Last year, Sun Capital was the most acquisitive private investment firm in the United States, having acquired 16 companies. Since its inception in 1995, Sun Capital has invested in 40 portfolio companies representing approximately $4 billion of combined revenues.

     We believe our proposal provides you and your grower-members with both tremendous short-term and long-term financial benefits and security. Our estimated $800 million purchase price represents a gross value to your grower-members of over $200 per share. Additionally, our 15-year commitment to buy cranberries from you at an initial first-year minimum price of $35 per barrel, and at an increasing price every year thereafter, should result in substantially increased per barrel prices payable to your grower-members for the foreseeable future. When adjusted for the price per barrel we will pay you under our supply agreement, our purchase price represents an extremely high multiple of your EBITDA.

     The significant cash infusion from our purchase, coupled with the approximate $70 million of your retained accounts receivable in excess of your retained accounts payables, should allow you great flexibility in managing your balance sheet and provide you with substantial additional working capital to expand your retained operations and further enhance your ongoing profitability and viability, all for the near-term and long-term benefit of your grower-members.

     Finally, through our issuance, and your pass-through to your grower-members, of the portion of the purchase price payable in our freely-tradable and negotiable stock, your grower-members will be allowed the further opportunity to own a direct equity interest in our combined juice business and thereby enjoy the future potential financial upside from our combined operations and marketing power as an ongoing business with its primary focus on selling cranberry-based products.

     We think this proposal is compelling to you and your grower-members.

     We are submitting our offer to you at this time because of your recently announced postponement of your annual shareholders meeting. We originally felt that it would be inappropriate to present our offer to you while you were undergoing an internal proxy solicitation contest. As a result, we initially planned to wait until after your corporate governance issues were clearly resolved so that your newly elected Board of Directors could direct its entire fiduciary attention to our offer.

     However, we understand from your recent announcement that you have delayed your annual shareholders meeting so that your grower-members may hear firsthand the results of a report on your strategic plan and direction by McKinsey & Company to be presented to your grower-members on Monday, February 24. Although we obviously are not privy to McKinsey's report, conclusions or recommendations, given these new circumstances, we felt it would be disingenuous for us to continue to delay our offer and not, in good faith, allow McKinsey the opportunity to fully consider, analyze and have the benefit of our offer in connection with its strategic alternatives analysis and presentation to your grower-members.

     Importantly, our offer is being made without any knowledge, input or support of the alternative slate of directors which is challenging your Board's nominees. We are not engaged in any attempt to interfere with your election. We take no position in support or opposition of either proposed slate of nominees and we are anxious and willing to work with whichever slate is elected.

     Our proposal is fully-negotiable. We are ready, willing and able to meet with you and your representatives in person at any location to further discuss this proposal, as well as to explore potential alternatives that you believe might even further enhance the value of this transaction for you and your grower-members' benefit.

     We understand, of course, that you may desire to delay discussion on our proposal until after the results of your directors election are known on March
8. To respect your corporate governance process, we are willing to hold our proposal open until March 18. However, in the interim, we are more than willing to discuss our proposal with you and your representatives at any time. One way to do this in advance of your March 8 annual meeting would be to include as part of your discussion team the three director nominees who have been nominated as part of both proposed director slates. We would welcome such an opportunity.

     Further specifics, as well as additional terms, of our proposal are set forth below:

     1. Purchase Price. The purchase price for the Acquired Assets (as defined below) will be equal to your net juice sales from 100% juice, juice drinks and cocktails (excluding any past sales from Nantucket-Allserve, Inc.) for the 12-month period ending February 28, 2003. A mutually satisfactory audit of your financial statements by Deloitte & Touche LLP would establish your annual net juice sales for the 12-month period ending on February 28, 2003, in accordance with generally accepted accounting principles, and the purchase price.

     At least 55% of the purchase price will be paid at closing in cash and the remaining amount will be paid in the form of our fully-registered and freely-tradable and negotiable Class A Common Stock, and/or preferred stock convertible into our Class A Common Stock. We fully intend, however, to maximize the

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cash payable to you at closing above and beyond 55% of the purchase price. Our stock issued to you at closing would be passed through by you to your grower-members to allow them to own a direct equity interest in our combined juice business and realize the future potential financial upside benefits from our combined operations.

     To provide your grower-members with the ability to realize immediate and ongoing liquidity for our stock issued in the transaction, we will register the issuance of our newly issued stock with the SEC and will list it for trading and resale by your grower-members on either Nasdaq or the NYSE at closing.

     As indicated above, our controlling shareholder affiliate, Sun Capital Partners, has committed to raising the equity and debt capital to finance the cash portion of the purchase price, as well as the working capital needs of our combined business after closing. As a result, given Sun Capital's financial strength, track record of success, ready access to various multiple capital and financing sources, and its reputation, we do not anticipate having any difficulty obtaining such financing. To provide full assurance to you and your grower-members that the cash purchase price will be paid at closing, Sun Capital expects that definitive financing commitments would be obtained and delivered to you prior to executing a definitive purchase agreement. Sun Capital's senior and subordinated financing partners have included some of the largest and best known banks and mezzanine lenders, including JP Morgan Chase, Bank One, Fleet Boston, CIT, Deutsche Bank, Key Bank, LaSalle Bank, Ableco, Congress, Foothill, Midwest Mezzanine, Met Life and Equinox.

     2. Acquired Assets. The "Acquired Assets" would include all free and clear right, title and interest to: (a) the Ocean Spray brand name and trademark (other than with respect to our grant back to you of an exclusive, perpetual, international, royalty-free license of the Ocean Spray brand name and trademark to allow you to continue to market and sell your identified existing non-juice products that use the Ocean Spray name, and further subject to our payment to you of a 3% royalty on our post-closing net sales of, and license fees from, any new non-juice products we develop and sell (or license) post-closing utilizing the Ocean Spray brand name, as described below); (b) your Kenosha, Wisconsin facility and all fixtures, assets and equipment therein or associated therewith;
(c) your Lakeville-Middleboro, Massachusetts corporate headquarters facility and all fixtures, assets and furnishings therein or associated therewith; (d) a mutually agreed upon level of finished goods juice inventory; (e) a mutually agreed upon level of raw materials inventory (excluding cranberries and grapefruit) to support our initial post-closing juice operations and production;
(f) all trade secrets, formulae, process techniques, goodwill and other intangibles related to or utilized in your juice business; (g) all books and records and MIS hardware and related software (including software owned by third parties and licensed by you) related to or utilized in your juice business; and
(h) other identified necessary assets related to or utilized in your juice business.

     3. Your Retained Business. Our proposal is purposefully structured so that you can be maintained as a viable and profitable enterprise and you can continue to operate your existing non-juice business (i.e., fresh cranberries, cranberry sauce, craisins, etc), as well as your ongoing sale of grapefruit, cranberries and cranberry concentrate, and products not purchased by us under our supply agreement, for the continued benefit of your grower-members. We believe that the enhanced profitability from your retained operations, together with the substantial cash payment to be made to you at closing and your excess retained accounts receivable over your retained accounts payable, should allow you to remain an active and viable entity for the long-term benefit of your grower-members. As a result, we will not acquire your cash, accounts receivable, existing inventories of cranberries or grapefruit, existing additional facilities or your investment in Cobank. As indicated above, to facilitate your ongoing successful operation of your retained business, we will license back to you the exclusive, perpetual, international, royalty-free right to use the Ocean Spray brand name and trademark in connection with your ongoing sale of your identified existing non-juice products, such as fresh cranberries, cranberry sauce, craisins, etc.

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     4. Supply Agreement. At closing, we will enter into a 15-year supply agreement with you pursuant to which we will annually purchase a minimum of 2 million barrels of cranberries that are cleaned and binned for freezer storage. The price for these cranberries in the first year of our contract will initially be $35 per barrel FOB at your receiving stations and will be paid in 12 equal monthly installments beginning upon our first receipt of delivery of the fruit. The price per barrel will increase by $1 in each of the next four years and by $0.50 per barrel in each of the last 10 years. However, if you decide to sell cranberries or cranberry concentrate to others at a per barrel equivalent price less than the per barrel price we are then paying to you under our supply agreement, then our price per barrel will decrease, both retroactively and prospectively, to be equal to that lower per barrel equivalent price for all of our cranberry purchases from you for that year.

     In addition, we will have the option to purchase up to an additional 1 million barrels of your cleaned and binned cranberries from your freezer facilities annually. By February 28 of each year after harvest, we will inform you of what portion, if any, of these additional barrels of cranberries we will purchase. The price for these cranberries will be the same price per barrel at which we are then paying for our initial 2 million barrels, plus up to an additional $5 per barrel for transportation and freezer storage costs. These additional cranberry purchases will be FOB at your freezer facilities, and the purchase price therefor will be payable to you within 60 days of our receipt of delivery. Such per barrel price will also be subject to decrease in the same manner as described above if you decide to sell your remaining cranberries or cranberry concentrate at an equivalent per barrel price less than what we are then paying. Additional purchases by us of cranberries from you in excess of 3 million barrels per year will be subject to mutual agreement, but on the same pricing and payment terms described immediately above.

     Finally, the supply agreement will include evergreen 5-year mutual renewal options which will be exercisable no later than 10 years after closing and no later than every 5 years thereafter. The terms and conditions of each such renewal will be mutually negotiated and agreed upon.

     During the term of the supply agreement, we will also agree to purchase from you all of our requirements for grapefruit, at the then current spot market price, to allow us to continue to operate the acquired grapefruit juice business. Such purchases will be FOB your facilities and payment therefor will be made within 60 days of our receipt of delivery.

     5. Assumed Liabilities. Other than specifically agreed upon and identified assumed contractual liabilities arising after the closing associated with the Acquired Assets, we will not assume any of your known or unknown liabilities, whether or not associated with the operation of the Acquired Assets (including, without limitation, liabilities for future trade deductions for deals that occur prior to closing, pre-closing trade payables, accruals or liabilities for any employee benefits, bonuses, pension or severance payments, whether or not related to the sale of the Acquired Assets, amounts due your grower-members, etc.).

     6. Northland Board Seats. For as long as the supply agreement remains in effect, you will have the right to nominate directors representing not less than one-fourth of our then-existing Board of Directors, and Sun Capital will agree to vote for the annual election of your nominees.

     7. Royalty Agreement. In order to further compensate you and your grower-members for our acquisition of the Ocean Spray brand name, and to further help ensure your ongoing viability and prosperity, at closing we will enter into a royalty agreement with you, with a term coincident with the term of the supply agreement, pursuant to which we will pay you annually an amount equal to 3% of our net sales (as determined in accordance with generally accepted accounting principles) and license fees on all of our sales and licensing of new non-juice products utilizing the Ocean Spray brand name.

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     8. Co-Packing and Support Agreements. To further facilitate your successful operation of your retained business at closing, if you so desire, (a) we are willing to enter into a joint co-packaging agreement with you, with a term coincident with the term of the supply agreement, that could provide that (i) you will co-pack for us our acquired products at your retained plants and (ii) we will co-pack for you your retained products at our acquired facilities, in each case, on terms and conditions to be mutually agreed upon, but substantially similar to your Nestle co-packing agreement, and (b) we are willing to enter into a service and support agreement with you, with a term coincident with the term of the supply agreement, pursuant to which we could provide you with sales, marketing, administrative, operational and accounting services and support at mutually agreed upon rates.

     9. Ocean Spray Juice Business Employees. We will interview your current juice business employees prior to closing and attempt to offer employment to as many of your current employees who meet our hiring criteria that we believe are necessary to operate the acquired business after closing. We anticipate, of course, that we will honor the currently existing union contracts associated with your Kenosha plant.

     10. Acquisition Agreement and Exclusivity. Our valuation of the Acquired Assets anticipates a purchase agreement containing mutually agreeable representations, warranties, indemnities, break-up provisions, covenants (including a covenant not to compete in the branded juice business, but allowing and excluding your bottling and co-packing for other brands or private label products at your retained facilities), shareholder corporate governance support agreements, a mutually agreed upon one-year escrow for non-assumed liabilities associated with the Acquired Assets (including liabilities for future trade deductions for deals that occur prior to closing), and other terms and conditions substantially similar to the type and kind that are typically provided to the purchaser in transactions of this nature. After we reach an agreement in principle with you on the material terms and conditions of your sale to us of the Acquired Assets, we will require at least a 90-day exclusivity period (subject to your fiduciary duties), during which time you and your representatives will, directly and indirectly, suspend all further discussions and information sharing regarding any sale of the Acquired Assets (or any significant part thereof) with other third parties so that we can both dedicate our mutual full attention and resources to the negotiation and completion of a definitive purchase agreement and our review of requested due diligence materials. During this period of exclusivity, we will conduct our due diligence review (including meeting with your management and key personnel and completing inspections of your Kenosha and Lakeville-Middleboro facilities) and our attorneys and your attorneys will draft a mutually acceptable definitive purchase agreement, along with the other agreements described herein and other necessary and customary documents. While our preliminary valuation range anticipates a purchase agreement containing representations, warranties, indemnities, covenants, shareholder corporate governance support agreements, break-up provisions, escrow and other terms and conditions customary for buyers in similar types of transactions, our attorneys are fully authorized and prepared to be flexible and creative on how best to mutually resolve issues that are important to both parties.

     11. Conditions. Our proposal is subject to the following standard conditions:

     o absence of any material adverse changes to the juice or cranberry businesses;

     o the continued operation of the Acquired Assets in the ordinary course (including continued ordinary course capital maintenance and expenditures);

     o the receipt of any necessary material third party consents, waivers and approvals related to our acquisition of the Acquired Assets

     o all necessary and applicable approvals that may be required, or termination of the waiting period, under the Hart-Scott-Rodino Act (with the filing costs thereof to be shared between you and us);

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     o    a completed satisfactory audit of the financial statements of the
          Acquired Assets by Deloitte & Touche LLP meeting the SEC requirements applicable to us;

     o our ability to retain the ongoing employment or consulting services of the key members of your management team who we identify in our due diligence investigation as being critically important to the post-closing success of the Acquired Assets;

     o our ability to obtain financing on satisfactory terms for the cash portion of the purchase price and to fund the Acquired Assets' post-closing working capital requirements which, as we explained above, we anticipate being able to obtain without difficulty based on Sun Capital's financial strength, record of success, access to multiple various capital and financing sources, and its industry reputation;

     o approval of the finally agreed upon terms and conditions of the transaction, and definitive purchase agreement and related agreements, by our Board of Directors, which we will obtain prior to executing a definitive purchase agreement with you;

     o approval by our shareholders of the issuance of the stock portion of the purchase price and related matters prior to closing, which will be assured prior to our signing a definitive purchase agreement by Sun Capital agreeing to vote all of its shares to approve such stock issuance and related matters;

     o approval of the transaction by your Board of Directors, which you will obtain prior to executing a definitive purchase agreement; and

     o approval of the transaction by your grower-members prior to closing, provided that grower-members holding at least 50% of your outstanding shares would agree to vote to approve the transaction prior to our entering into a definitive purchase agreement.

     12. Effect of This Letter. This letter is only a preliminary expression of interest and is not to be deemed to be a legally binding offer or a contract between us. This letter creates absolutely no legal duties or obligations by or between us and you.

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     As indicated above, we are eager and fully prepared to move quickly to negotiate a transaction that is in the best interest of you and your grower-members, commence and complete our due diligence, and enter into a definitive purchase agreement as soon as possible. Questions or clarifications regarding our proposal may be directed to me at (715) 422-6803 (fax no. (715) 422-6844), or to our legal counsel, Jeff Jones or Steve Barth of Foley & Lardner at (414) 271-2400 (fax no. (414) 297-4900). Together with representatives of Sun Capital and our advisors, we are available and willing to meet with you, your representatives and any members of your Board you consider appropriate under the circumstances in person at any time to further discuss our proposal.

     In any event, we look forward to receiving your response to our proposal before its expiration on March 18.

                                   Very truly yours,

                                   NORTHLAND CRANBERRIES, INC.


                                   By: /s/ John Swendrowski
                                      ------------------------------------------
                                      John Swendrowski
                                      Chairman of the Board and Chief Executive
                                      Officer

cc:      Rodger R. Krouse (Sun Capital Partners)
         Marc J. Leder (Sun Capital Partners)
         C. Deryl Couch (Sun Capital Partners)
         Jeffrey Jones (Foley & Lardner)
         Steve Barth (Foley & Lardner)